Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 23, 2019

BY AND AMONG

SANDY SPRING BANCORP, INC.,

SANDY SPRING BANK

AND

REVERE BANK

TABLE OF CONTENTS

		Page Nos.
ARTICLE I	Merger	2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	2
1.6	Effect on Outstanding Shares of Parent Common Stock	3
1.7	Effect on Outstanding Shares of Common Stock of Parent Bank	3
1.8	Articles of Incorporation of Surviving Bank	3
1.9	Bylaws of Surviving Bank	3
1.10	Board of Directors of Parent and Surviving Bank	3
1.11	Executive Officers of Parent and Surviving Bank	4
1.12	Treatment of Company Equity Awards	4
1.13	Alternative Structure	5

ARTICLE II	Exchange Procedures	6
2.1	Exchange Agent	6
2.2	Exchange Procedures	6
2.3	Dissenters’ Rights	8

ARTICLE III	Representations and Warranties of the Company	9
3.1	Organization and Qualification	9
3.2	Subsidiaries	10
3.3	Capital Structure	11
3.4	Authority	12
3.5	No Violations	13
3.6	Consents and Approvals	13
3.7	Governmental Filings	14
3.8	Financial Statements	14
3.9	Undisclosed Liabilities	15
3.10	Absence of Certain Changes or Events	15
3.11	Legal Proceedings	15
3.12	Absence of Regulatory Actions	15
3.13	Compliance with Laws	16
3.14	Taxes	17
3.15	Agreements	19
3.16	Intellectual Property	21
3.17	Labor Matters	22
3.18	Employee Benefit Plans	22
3.19	Real Property	24
3.20	Fairness Opinion	25
3.21	Fees	25
3.22	Environmental Matters	25

i

3.23	Loan Matters	26
3.24	Anti-takeover Provisions Inapplicable	28
3.25	Related Party Transactions	28
3.26	Insurance	28
3.27	Investment Securities; Derivatives	28
3.28	Corporate Documents and Records	29
3.29	Company Information	29
3.30	Internal Controls	29
3.31	Data Privacy	30
3.32	Tax Treatment of the Merger	31

ARTICLE IV	Representations and Warranties of Parent and Parent Bank	31
4.1	Organization and Qualification	31
4.2	Subsidiaries	32
4.3	Capital Structure	32
4.4	Authority	33
4.5	No Violations	34
4.6	Consents and Approvals	34
4.7	Governmental Filings	35
4.8	Securities Filings	35
4.9	Financial Statements	35
4.10	Undisclosed Liabilities	36
4.11	Absence of Certain Changes or Events	36
4.12	Legal Proceedings	36
4.13	Absence of Regulatory Actions	36
4.14	Compliance with Laws	37
4.15	Taxes	38
4.16	Employee Benefit Plans	39
4.17	Fairness Opinion	41
4.18	Fees	41
4.19	Loan Matters	41
4.20	Anti-takeover Provisions Inapplicable	42
4.21	Corporate Documents and Records	42
4.22	Parent Information	42
4.23	Internal Controls	42
4.24	Tax Treatment of the Merger	43
4.25	Data Privacy	43

ARTICLE V	Covenants Relating to Conduct of Business	44
5.1	Conduct of Business Prior to the Effective Time	44
5.2	Forbearances by the Company	44
5.3	Forbearances by Parent	48

ARTICLE VI	Covenants	49
6.1	Acquisition Proposals	49
6.2	Advise of Changes	51

6.3	Access to Information	51
6.4	Applications; Consents	52
6.5	Antitakeover Provisions	53
6.6	Additional Agreements	53
6.7	Publicity	54
6.8	Stockholder Meetings	54
6.9	Registration of Parent Common Stock	56
6.10	Notification of Certain Matters	56
6.11	Employee Benefit Matters	57
6.12	Indemnification	59
6.13	Litigation and Claims	60
6.14	Company Stock Purchase Plan	61
6.15	Company Debt	61
6.16	Corporate Governance	61

ARTICLE VII	Conditions to Consummation	62
7.1	Conditions to Each Party’s Obligations	62
7.2	Conditions to the Obligations of Parent and Parent Bank	62
7.3	Conditions to the Obligations of the Company	63

ARTICLE VIII	Termination	64
8.1	Termination	64
8.2	Termination Fee	66
8.3	Effect of Termination	67

ARTICLE IX	Certain Other Matters	67
9.1	Interpretation	67
9.2	Survival	68
9.3	Amendment	68
9.4	Extension; Waiver	68
9.5	Counterparts	69
9.6	Governing Law; Jurisdiction	69
9.7	Waiver of Jury Trial	69
9.8	Expenses	69
9.9	Notices	69
9.10	Entire Agreement	70
9.11	Assignment; Successors and Assigns	70
9.12	Third Party Beneficiaries	71
9.13	Specific Performance	71
9.14	Severability	71
9.15	Delivery by Facsimile or Electronic Transmission	71

EXHIBITS

Exhibit A	Plan of Bank Merger

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.1(b)(i)
Affiliate	9.1
Agreement	Introduction
Articles of Merger	1.3
Average Closing Price	8.1(g)
BHC Act	3.6
business day	9.1
Cashed-Out Company Stock Option	1.12(a)
Chosen Courts	9.6(b)
Closing	1.2
Closing Date	1.2
Company	Introduction
Company Benefit Plans	3.18(a)
Company Common Stock	1.5(a)
Company Contract	3.15(a)
Company Data	3.31
Company Directors	6.16
Company Disclosure Schedule	ARTICLE III
Company Equity Awards	1.12(b)
Company ERISA Affiliate	3.18(a)
Company Financial Statements	3.8
Company Leased Properties	3.19
Company Meeting	6.8(a)
Company Owned Properties	3.19
Company Qualified Plan	3.18(f)
Company Real Property	3.19
Company Recommendation	6.8(a)
Company Regulatory Agreement	3.12
Company Restricted Stock Award	1.12(b)
Company Stock Option	1.12(a)
Company Stock Plans Company Subsequent Determination	1.12(d) 6.8(b)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.11(a)
Converted Stock Option	1.12(a)
CRA	3.13(a)
Data Conversion	6.3(d)
Determination Date	8.1(g)
Dissenters’ Rights Statutes	2.3
Dissenting Shares	2.3
Effective Time	1.3
Enforceability Exceptions	3.4
Environmental Laws	3.22

v

Equity Award Cash-out Price	1.12(a)
ERISA	3.18(a)
ESPP	6.14
Exchange Act	3.25
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Excluded Shares	1.5(a)
FDIC	3.1
Federal Reserve	3.6
Final Index Price	8.1(g)
Form S-4	3.6
GAAP	3.8
Governmental Entity	3.6
Indemnified Party	6.12(a)
Index Price	8.1(g)
Index Ratio	8.1(g)(ii)
Intellectual Property	3.16
IRC	Introductory Statement
IRS	3.14(c)
Joint Proxy Statement	3.6
knowledge	9.1
Law	3.5
Letter of Transmittal	2.2(a)
Lien	3.2(a)
Loans	3.23(a)
Maryland Office	3.6
Maryland Law	1.1
Material Adverse Effect	3.1
Merger	Introductory Statement
Merger Consideration	1.5(a)
MGCL	3.24
Nasdaq	1.5(b)
New Certificates	2.1
Notice of Superior Proposal	6.8(b)
Old Certificates	2.1
Parent	Introduction
Parent Bank	Introduction
Parent Average Price	1.5(b)
Parent Common Stock	1.5(a)
Parent Data	4.25
Parent Disclosure Schedule	ARTICLE IV
Parent Meeting	6.8(a)
Parent Ratio	8.1(g)(i)
Parent Regulatory Agreement	4.13

Parent Restricted Stock Awards	4.3(b)(i)
Parent SEC Reports	4.8
Parent Stock Options	4.3(b)(ii)
Parent Stock Plans	4.3(c)
Permitted Encumbrances	3.19
Person	9.1
Premium Cap	6.12(c)
Regulatory Agencies	3.7
Representatives	6.1(a)
Requisite Company Vote	3.4
Sarbanes-Oxley Act	3.13(a)
SEC	3.6
Securities Act	3.3(e)
Starting Date	8.1(g)
Starting Price	8.1(g)
Subsidiary	3.2(a)
Superior Proposal	6.1(b)(ii)
Surviving Bank	Introductory Statement
Takeover Statutes	3.24
Tax(es)	3.14(l)
Tax Return	3.14(m)
Termination Fee	8.2(a)

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of September 23, 2019 (“Agreement”), by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), Sandy Spring Bank, a Maryland-chartered trust company and wholly-owned subsidiary of Parent (“Parent Bank”), and Revere Bank, a Maryland-chartered commercial bank (the “Company”).

Introductory Statement

The Board of Directors of each of Parent, Parent Bank and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent Bank (the “Merger”), with Parent Bank being the surviving corporation and, accordingly, sometimes referred to as the “Surviving Bank.”

The parties hereto intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and that this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the IRC and within the meaning of Treasury regulation section 1.368-2(g).

Parent, Parent Bank and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Parent Bank’s willingness to enter into this Agreement, each of the directors of the Company have entered into an agreement pursuant to which each such director, in their capacity as a stockholder, has agreed, among other things, to vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Company’s willingness to enter into this Agreement, each of the directors of Parent have entered into an agreement pursuant to which each such director, in their capacity as a stockholder, has agreed, among other things, to vote his or her shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, including the Agreement and Plan of Bank Merger substantially in the form attached as Exhibit A, in accordance with Maryland Financial Institutions laws, MD Code, Financial Institutions, § 1-101 et seq., and any rules and regulations promulgated thereunder (“Maryland Law”), Parent Bank and Company shall merge, with Parent Bank the Surviving Bank in such merger. As the Surviving Bank, Parent Bank shall continue its existence under Maryland Law. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place in the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street NW, Washington, DC, or at such other location as is agreed to by the parties hereto, at a time as agreed to by the parties hereto on the date designated by Parent within seven (7) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date as the parties may otherwise agree (the “Closing Date”).

1.3 Effective Time. In connection with the Closing, Parent Bank and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Maryland State Department of Assessments and Taxation for filing in accordance with Maryland Law. The Merger shall become effective at such date and time as Parent Bank and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in Section 3-712 of Maryland Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Parent Bank shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company. The name of the Surviving Bank shall be “Sandy Spring Bank.” The principal banking office of the Surviving Bank shall be 17801 Georgia Avenue, Olney, Maryland 20832.

1.5 Conversion of Company Common Stock.

(a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, Parent Bank the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into the right to receive 1.05000 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”). The consideration to be issued in the Merger is sometimes referred to herein as the “Merger Consideration.”

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction (rounded to the nearest thousandth) by the Parent Average Price. “Parent Average Price” means the average closing sales price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date, as reported by Nasdaq.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

1.6 Effect on Outstanding Shares of Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Effect on Outstanding Shares of Common Stock of Parent Bank. At and after the Effective Time, each share of Parent Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8 Articles of Incorporation of Surviving Bank. At the Effective Time, the Articles of Incorporation of Parent Bank, as the surviving corporation in the Merger, shall be the Articles of Incorporation of the Surviving Bank, as in effect immediately prior to the Effective Time, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

1.9 Bylaws of Surviving Bank. At the Effective Time, the Bylaws of Parent Bank, as the surviving corporation in the Merger, shall be the Bylaws of the Surviving Bank, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

1.10 Board of Directors of Parent and Surviving Bank. At the Effective Time, the directors of Parent and Parent Bank shall be (i) the directors of Parent and Parent Bank immediately prior to the Effective Time and (ii) those directors of the Company appointed to the Board of Directors of Parent and Parent Bank in accordance with Section 6.16, each to hold office in accordance with the respective Articles of Incorporation and Bylaws of Parent and Parent Bank until their respective successors are duly elected or appointed and qualified.

1.11 Executive Officers of Parent and Surviving Bank. At the Effective Time, the executive officers of Parent and Parent Bank immediately prior to the Effective Time shall be the executive officers of Parent and the Surviving Bank, each to hold office in accordance with the respective Articles of Incorporation and Bylaws of Parent and the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.12 Treatment of Company Equity Awards.

(a) The Company Disclosure Schedule sets forth each option to acquire shares of Company Common Stock that is outstanding and unexercised as of the date hereof (collectively, a “Company Stock Option”) pursuant to the Company Stock Plans. At the Effective Time, all Company Stock Options, other than the Cashed-Out Company Stock Options (as defined below), that are outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase Parent Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option. The number of shares of Parent Common Stock subject to each such Converted Stock Option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Company Common Stock subject to the applicable Company Stock Option by (ii) the Exchange Ratio, and the exercise price of Parent Common Stock subject to each Converted Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per Company Stock Option by (y) the Exchange Ratio (rounded up to the nearest whole cent). The adjustment provided herein with respect to any Company Stock Options which are “incentive stock options” (as defined in Section 422 of the IRC) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the IRC. Except as provided above, after the Effective Time, the Converted Stock Option shall continue to be governed by the same terms and conditions as were applicable under the Company Stock Plans and any award agreement. At all times after the Effective Time, Parent shall reserve for issuance such number of shares of Parent Common Stock as necessary so as to permit the exercise of Converted Stock Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted. Shares of Parent Common Stock issuable upon exercise of Converted Stock Options shall be covered by an effective registration statement on Form S-8 (or other applicable form), and Parent shall file a registration statement on Form S-8 (or other applicable form) covering such shares as soon as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted Stock Options remain outstanding. At the Effective Time, each Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, has been notified by Parent that (i) he or she will not continue as an employee or director of Parent or any of its Subsidiaries following the Effective Time or (ii) he or she has been notified by Parent that his or her employment with Parent or any of its Subsidiaries shall continue for a commercially reasonable period following the Effective Time so as to facilitate integration and then terminate (each, a “Cashed-Out Company Stock Option”), shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Cashed-Out Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price over (B) the exercise price per share of Company Common Stock of such Cashed-Out Company Stock Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Cashed-Out Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

(b) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5. Parent shall pay or issue the consideration described in this Section 1.12(b) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the IRC or any provisions of state, local, or foreign Tax law.

(c) At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.12(c), including delivering written notice to each holder of a Company Equity Award of the treatment of such award pursuant to this Section 1.12 and taking reasonable steps to obtain each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 1.12, in each case not less than thirty (30) days prior to the Closing and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that, other than as set forth herein, from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

(d) For purposes of this Agreement, “Company Stock Plans” means the Company 2008 Equity Compensation Plan, the Company 2013 Equity Compensation Plan, the Blue Ridge Bank 2008 Stock Option Plan and the Amended and Restated Monument Bank 2006 Stock-Based Incentive Plan.

1.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE II

EXCHANGE PROCEDURES

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this ARTICLE II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this ARTICLE II in exchange for outstanding shares of such Company Common Stock, and (b) any cash payable in lieu of fractional shares pursuant to Section 1.5(b) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

2.2 Exchange Procedures.

(a) As promptly as reasonably practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.5, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate(s) shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c). From and after the Effective Time, upon proper surrender of an Old Certificate(s) for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate(s) shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate(s) pursuant to Section 1.5(b) and (3) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(c), and the Old Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 2.2. Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

(e) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.5, any dividends or other distributions to be paid pursuant to this Section 2.2 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.2 shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall have voted such shares against the Merger, and (ii) pursuant to Maryland Code Annotated, Fin. Inst. Section 3-718 et seq. (the “Dissenters’ Rights Statutes”), duly and validly exercises and perfects his, her or its appraisal rights with respect to such shares of Company Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from Parent of the appraised value of the Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Statutes. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such dissenters’ rights, each share of Company Common Stock of such holder as to which dissenters’ rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement. The Company will provide Parent (i) prompt notice of any written demands received by the Company for payment of the fair value of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to Dissenters’ Rights Statutes, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under Dissenters’ Rights Statutes. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in disclosure schedule delivered by the Company to Parent and Parent Bank prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this ARTICLE III, or to one or more of the Company’s covenants contained in ARTICLE V or ARTICLE VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedule or another Section of this Agreement), the Company represents and warrants to Parent and Parent Bank as follows:

3.1 Organization and Qualification. The Company is a state chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, with respect to the Company, Parent, Parent Bank or the Surviving Bank, as the case may be, any effect, event, circumstance, occurrence, development, condition or change that, either individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (C) actions and omissions of Parent, Parent Bank or the Company taken with the prior written consent, or at the request, of the other, (D) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (A), (B) and (E), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. The Company engages only in activities (and holds properties only of the types) permitted to Maryland chartered-banks. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Company when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.

3.2 Subsidiaries.

(a) Section 3.2 of the Company Disclosure Schedule sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (i) consolidated with such party for financial reporting purposes or (ii) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent (50%) by such party. The Company owns of record and beneficially all the capital stock or other equity interests of each of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, claim, lien or encumbrance (“Lien”). There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by Maryland-chartered banks. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. No Subsidiary of the Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(b) Each of Subsidiary of the Company is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of capital stock, all of which are designated as Company Common Stock.

(b) As of September 17, 2019, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than:

(i) 12,126,427 shares of Company Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 143,183 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards; and

(ii) 444,841 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.

(c) Since September 17, 2019, the Company has not (i) issued, repurchased, redeemed or acquired any Company Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Company Common Stock, or any options, warrants, or other rights of any kind to acquire Company Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that were outstanding on September 17, 2019 in accordance with their terms (without amendment or waiver since September 17, 2019) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, the Company is not deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(e) There are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company or its Subsidiaries under the Securities Act of 1933 (the “Securities Act”). As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(f) Other than the Company Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. Section 3.3(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of September 17, 2019, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.

(g) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. The Company does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

3.5 No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.6 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (each, a “Law”) to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, defaults, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

3.6 Consents and Approvals. Except for (i) the filing by Parent of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (“Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and approval of such applications, filings and notices, (ii) the filing by Parent Bank of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Office”) in connection with the Merger and approval of such applications, filings and notices, (iv) the filing by Parent with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, in which a proxy statement relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”) will be included as a prospectus, to be filed by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to Maryland Law, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (vii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) or any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

3.7 Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the FDIC or any state regulatory authority (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

3.8 Financial Statements. Prior to the execution of this Agreement, the Company has made available to Parent copies of its (i) audited consolidated balance sheets as of December 31, 2016, 2017 and 2018 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and (ii) consolidated unaudited balance sheet as of June 30, 2019 and the related unaudited statement of operations for the three-month period then ended (collectively, together with the notes thereto, the “Company Financial Statements”). The Company Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.9 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2018, except for (i) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2018, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(b) Since December 31, 2018, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a)(i), (b)(ii), (c), (d), (i)(iii), (j), (k), (m), (n), or (o) of Section 5.2 if taken after the date hereof.

3.11 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such or challenging the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries). Since January 1, 2016, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.12 Absence of Regulatory Actions. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of the Company, threatened against any officer or director of the Company or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of the Company or any of its Subsidiaries.

3.13 Compliance with Laws.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have since January 1, 2016 complied in all material respects with and are not in material default or violation under any Law applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Company has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause it to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory.”

(c) The Board of Directors of Company (or where appropriate of any Subsidiary of the Company) has adopted, and the Company (or Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company (or Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(d) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.14 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions obtained in the ordinary course). Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(c) The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(k) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(l) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(m) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.15 Agreements.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) (A) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (B) with respect to the employment of any directors, officers, employees or consultants; or (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ii) that (A) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (C) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(iii) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(iv) that relates to incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100,000, other than deposit liabilities, trade payables, Federal Home Loan Bank borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;

(vi) that limits the payment of dividends by the Company or any of its Subsidiaries;

(vii) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, operating agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(x) that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company’s Articles of Incorporation and Bylaws providing for indemnification;

(xi) to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby;

(xiii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets;

(xiv) that is a lease of real or personal property providing for annual rentals of $50,000 or more;

(xv) that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its affiliates; or

(xvi) that is not listed above and that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.16 Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.17 Labor Matters. The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Benefit Plan, or to amend any Company Benefit Plan, except for amendments required under Sections 6.11 and 6.14 of this Agreement or amendments required by applicable Law or which do not materially increase the cost of such Company Benefit Plan.

(b) The Company has previously delivered or made available to Parent true and complete copies of each Company Benefit Plan along with, where applicable, copies of and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last two (2) years.

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2016, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Benefit Plan. All of the Company Benefit Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Benefit Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(e) The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(f) Section 3.18(f) of the Company Disclosure Schedule identifies each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC. Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the IRC is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the Company has filed a “top hat” registration letter with the Department of Labor for each such plan.

(h) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Benefit Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(i) All contributions required to be made with respect to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, or result in any funding of or limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(k) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of the Company as defined in Item 402 of Regulation S-K promulgated under the Securities Act in connection with the transactions contemplated hereby.

3.19 Real Property. Other than real properties classified as OREO, Section 3.19 of the Company Disclosure Schedule lists all real property owned by or leased to the Company or any of its Subsidiaries, whether or not occupied and including any leases assigned or leased premises sublet for which the Company or any of its Subsidiaries remains liable. The Company and each of its Subsidiaries (a) has good and marketable title to each parcel of real property identified on Section 3.19 of the Company Disclosure Schedule as owned by it (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates identified on Section 3.19 of the Company Disclosure Schedule as being leased to it (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases any Company Leased Property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. To the knowledge of the Company, none of the buildings, structures or other improvements located on any Company Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

3.20 Fairness Opinion. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio (as set forth in Section 1.5(a)) in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.21 Fees. Other than for financial advisory services performed for the Company by Sandler O’Neill & Partners, L.P., pursuant to a letter agreement, a true and complete copy of which has previously been provided to Parent, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.22 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, actions, or investigations of any nature pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law.

3.23 Loan Matters.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary is a creditor which as of June 30, 2019, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2019, were classified by the Company as “other loans specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2019 and (y) each asset of the Company or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Since January 1, 2016, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(h) Since January 1, 2016, the Company and each of its Subsidiaries have not engaged in, and, to the knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Company Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(i) Since January 1, 2016, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.24 Anti-takeover Provisions Inapplicable. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under the Maryland General Corporation Law (“MGCL”), Maryland Law or federal law.

3.25 Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.26 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Investment Securities; Derivatives.

(a) Except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Neither the Company nor any of its Subsidiaries owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes. All investment securities held by the Company or any of its Subsidiaries are valued on the books of the Company in accordance with GAAP consistently applied.

(b) The Company and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

(c) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.28 Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

3.29 Company Information. The information regarding the Company and its Subsidiaries to be supplied by Company to Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

3.30 Internal Controls.

(a) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.31 Data Privacy. The Company and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Company Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Company Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there currently are not any, and since January 1, 2016, have not been any, pending or, to the knowledge of the Company, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Company’s or its Subsidiaries’ information technology systems or (ii) Company Data or any other such information collected, maintained or stored by or on behalf of the Company and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

3.32 Tax Treatment of the Merger. The Company has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

Except (i) as disclosed in Parent SEC Reports filed after January 1, 2017 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this ARTICLE IV, or to one or more of Parent’s covenants contained in ARTICLE V or ARTICLE VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Parent Disclosure Schedule or another Section of this Agreement), Parent and Parent Bank, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is registered with the Federal Reserve as a bank holding company under the BHC Act, and has not elected to be treated as a financial holding company under the BHC Act. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

4.2 Subsidiaries.

(a) Each Subsidiary of Parent (including, without limitation, Parent Bank) is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Parent are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c) Parent Bank is a Maryland-chartered trust company with commercial bank powers. No Subsidiary of Parent other than Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Parent Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.

4.3 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of capital stock.

(b) As of September 17, 2019, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than:

(i) 35,894,304 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 185,572 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) and 47,910 shares of Parent Common Stock granted in respect of outstanding restricted stock performance awards; and

(ii) 68,137 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock (“Parent Stock Options”).

(c) Since September 17, 2019 to the date hereof, Parent has not (i) issued, repurchased, redeemed or acquired any Parent Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, or any options, warrants, or other rights of any kind to acquire Parent Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Awards that were outstanding on September 17, 2019 in accordance with their terms (without amendment or waiver since September 17, 2019) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Parent Stock Plans. As used herein, the “Parent Stock Plans” means all employee and director equity incentive plans of Parent as in effect as of the date of this Agreement.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.

(e) Other than equity-based awards issued pursuant to the Parent Stock Plans prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Parent (including any rights plan or agreement) or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement.

(f) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Parent Common Stock or other equity interests of Parent. Parent does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

4.4 Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s Board of Directors. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders and has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted to Parent’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock to be issued in the Merger have been validly authorized (subject to the attainment of the Requisite Parent Vote) and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Parent Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors and the sole stockholder of Parent Bank, and no other proceedings on the part of Parent Bank are necessary to authorize the execution and delivery of this Agreement by Parent Bank and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent Bank and constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to the Enforceability Exceptions.

4.5 No Violations. The execution, delivery and performance of this Agreement by Parent and Parent Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.6 have been obtained and the applicable waiting periods have expired, violate any Law to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Parent or Parent Bank or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

4.6 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office in connection with the Merger and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Exchange Act, (vi) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to Maryland Law, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Parent or Parent Bank of this Agreement or the consummation by Parent or Parent Bank of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent has no knowledge of any reason pertaining to Parent why any of the approvals referred to in this Section 4.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

4.7 Governmental Filings. Parent and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

4.8 Securities Filings. Parent has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since January 1, 2016 (collectively, “Parent SEC Reports”). An accurate and complete copy of each of the Parent SEC Reports is publicly available. No such Parent SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.9 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2016, no independent public accounting firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.10 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Parent as of June 30, 2019 included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, except for (i) liabilities incurred since June 30, 2019 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

4.11 Absence of Certain Changes or Events. Since December 31, 2016, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Parent.

4.12 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such.

4.13 Absence of Regulatory Actions. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to Parent Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of Parent, threatened against any officer or director of Parent or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of Parent or any of its Subsidiaries.

4.14 Compliance with Laws.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have since January 1, 2016 complied in all material respects with and are not in material default or violation under any Law applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have knowledge of any facts or circumstances that would cause Parent Bank or any other Subsidiary of Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”. To the knowledge of Parent, since January 1, 2016, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Parent or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Parent Bank (or where appropriate of any other Subsidiary of Parent) has adopted, and Parent Bank (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Parent Bank (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

4.15 Taxes.

(a) Parent and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions obtained in the ordinary course). Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(c) The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including 2016 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither Parent nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(j) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(k) Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Parent and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(l) Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

4.16 Employee Benefit Plans.

(a) For purposes of this Agreement, “Parent Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.

(b) Each Parent Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan, and neither Parent nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c) There is no pending or, to the knowledge of Parent, threatened litigation, administrative action or proceeding relating to any Parent Employee Plan. All of Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Parent Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Parent or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(d) Neither the Parent nor any of its Subsidiaries, nor any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and Parent is not aware of any condition that exists that would, or would be reasonably likely to, result in Parent incurring any such liability.

(e) No Parent Employee Plan or employee plans maintained by any Parent ERISA Affiliate has experienced any “reportable events,” as such term is defined under ERISA Section 4043, for which a waiver has not been granted, has had any “accumulated funding deficiencies,” as such term is defined under ERISA Section 302(a)(2) (prior to amendment by P.L. 109-280) or IRC Sections 412(a) or 4971 (whether or not waived), nor for years after amendment by P.L. 109-280 any “funding shortfalls” as defined in IRC Section 430(c).

(f) Each Parent Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Parent Qualified Plan”) has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of Parent, there are no circumstances likely to result in revocation of any such letter. No Parent Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC.

(h) All contributions required to be made with respect to any Parent Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent. Each Parent Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries, or result in any funding of or limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust.

4.17 Fairness Opinion. The Board of Directors of Parent has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Boenning & Scattergood, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.18 Fees. Other than for financial advisory services performed for Parent by The Kafafian Group, Inc. and Boenning & Scattergood, Inc., neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

4.19 Loan Matters.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) Section 4.19(c) of Parent Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of Parent Bank and its Subsidiaries with a balance of $1,000,000 or more that, as of June 30, 2019, were classified by Parent Bank as “other loans specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2019 and (y) each asset of Parent or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

4.20 Anti-takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the MGCL.

4.21 Corporate Documents and Records. Parent has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Parent and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Parent and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

4.22 Parent Information. The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Parent for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

4.23 Internal Controls.

(a) Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.24 Tax Treatment of the Merger. Parent has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

4.25 Data Privacy. Parent its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Parent Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Parent Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, there currently are not any, and since January 1, 2016, have not been any, pending or, to the knowledge of the Parent, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Parent’s or its Subsidiaries’ information technology systems or (ii) Parent Data or any other such information collected, maintained or stored by or on behalf of the Parent and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Law or as consented to in writing by Parent or, in the case of clause (b), the Company, as applicable (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures and (ii) use reasonable best efforts to maintain and preserve intact its business organization, the service of its employees and its advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in the Company Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld:

(a) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money (it being understood that deposits originated in the ordinary course are not deemed borrowed money for purposes of this provision), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

(ii) prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder in excess of $20,000 in each such incidence; or

(iii) acquire any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

(b)      (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock or trust preferred securities;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any person any right to acquire any shares of its capital stock;

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards in accordance with their terms; or

(v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than the Company or a Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;

(d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 5.2(f);

(f) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, (A) that would require an exception to the Company’s formal loan policy as in effect as of the date of this Agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized Loans or (B) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries that constitutes a nonperforming Loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(g) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;

(h) except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)      (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof;

(ii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation not required by any existing plan or agreement;

(iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person);

(iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit, under any Company Benefit Plan;

(v) grant, or discretionarily accelerate the vesting or payment of, any equity or equity-based awards;

(vi) grant any severance, retention, or termination pay to any employee, individual independent contractor or director;

(vii) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement;

(viii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(ix) hire any employee with annual compensation in excess of $100,000, other than in replacement for any such employee with annual compensation in excess of $100,000 who has resigned or been terminated, and who held a position which management of the Company in good faith determines should not be left unfilled, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its Articles of Incorporation or bylaws, or similar governing documents;

(l) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(m) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

(n) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Entity or requested by a Governmental Entity, or purchase any security rated below investment grade;

(o) make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date hereof, which are described in the Company Disclosure Schedule, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate;

(p) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(q) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

(r) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(s) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or in a violation of any provision of this Agreement;

(t) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 9.9 and shall note that it is a request pursuant to this Section 5.2.

5.3 Forbearances by Parent. Except as expressly contemplated or permitted by this Agreement or disclosed in Parent Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent of the Company:

(a) knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in a violation of any provision of this Agreement;

(c) take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(e) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent, Parent Bank or Representatives of Parent or Parent Bank), regarding an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1(a) and its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any nonpublic information permitted to be provided by the prior sentence, the Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with such third party on terms no more favorable to such person than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.

(b) As used in this Agreement,

(i) “Acquisition Proposal” means any proposal or offer with respect to, or third party indication of interest in, any of the following (other than the transactions contemplated hereunder): (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (2) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the Company’s consolidated assets or twenty-five percent (25%) or more of any class of equity securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company in a single transaction or series of transactions; (3) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company; and

(ii) “Superior Proposal” means any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Merger and the transactions contemplated by this Agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) The Company will promptly (and in any event within twenty-four (24) hours) notify Parent of receipt of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal and the substance thereof, including, in each case, the identity of the person making such Acquisition Proposal or inquiry and the material terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent of any developments, discussions or negotiations with respect to any such Acquisition Proposal or inquiry, including any amendments to or revisions of the terms of such Acquisition Proposal or inquiry.

(d) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which the Company or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

6.2 Advise of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and Parent, on the other hand, shall (and shall cause its Subsidiaries to) afford the other party such reasonable access (i) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation Tax Returns), contracts, properties, personnel and to such other information relating to itself and its Subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by any party in this Agreement, and (ii) during and, as reasonably required, outside of normal business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of Parent and the Company and their respective Subsidiaries for the purpose of performing activities related to the Data Conversion. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and documents obtained pursuant to this Section 6.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated August 15, 2019 between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) From and after the date hereof, Representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems (the “Data Conversion”) to those used by Parent and its Subsidiaries with the goal of conducting such conversion as soon as reasonably practicable following the consummation of the Merger. Parent and the Company agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, and to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems and personnel having expertise with their and their respective Subsidiaries’ information and data systems, discussions of the possible termination by the Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations, retention of outside consultants and additional employees to assist with the Data Conversion, and outsourcing, as appropriate, of proprietary or self-provided system services; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time or take any other action that would prejudice or adversely affect in any material respect its rights under any such arrangements or contracts in the event the Closing does not occur. Parent shall promptly reimburse the Company on request, or pay directly, all reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Parent, any action prior to the Effective Time to facilitate the Data Conversion.

6.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as reasonably practicable after the date hereof (but in no event later than seventy-five (75) days after the date hereof) all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 6.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree to consult with each other, coordinate and use their reasonable best efforts to timely prepare or cause to prepare all notifications required by applicable Law relating to any branch closings that will occur after the Effective Time with respect to which notice is required to be given prior to the Effective Time. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, shall give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b) As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

6.5 Antitakeover Provisions. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

6.7 Publicity. Each of Parent and the Company shall use their reasonable best efforts (a) to develop a joint communications plan, and (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The Company agrees that neither it nor any Subsidiary shall issue any communication of a general nature regarding the transactions contemplated by this Agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent or issue any communication of a general nature to customers without the prior approval of Parent.

6.8 Stockholder Meetings.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote and the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the stockholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company (the “Company Recommendation”) and (ii) the issuance of shares of Parent Common Stock in connection with the Merger, in the case of Parent. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from the stockholders of the Company relating to the Requisite Company Vote.

(b) Neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 6.1(a) of this Agreement). Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, prior to the date of the Company Meeting, the Company’s Board of Directors may take any of the actions specified in item (i) of the preceding sentence (a

“Company Subsequent Determination”) after the third (3rd) business day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.8(b) or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transactions agreements with the party making such Superior Proposal, if, but only if, (X) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) business days of receipt of a Notice of Superior Proposal, a written offer that the Company’s Board of Directors determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal, and (Y) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 6.8(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote, as the case may be, and subject to the terms and conditions of this Agreement, each of Parent and the Company, as applicable, shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from its stockholders in order to obtain the Requisite Parent Vote and the Requisite Company Vote, as applicable. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and the Company Meeting shall be convened, and this Agreement shall be submitted to the stockholders of each of Parent and the Company at the Parent Meeting and the Company Meeting, as applicable, for the purpose of obtaining the Requisite Parent Vote and the Requisite Company Vote, and nothing contained herein shall be deemed to relieve Parent or the Company of such obligation.

6.9 Registration of Parent Common Stock.

(a) As promptly as reasonably practicable following the date hereof (but in no event later than seventy-five (75) days after the date hereof), Parent and the Company shall prepare the Joint Proxy Statement and Parent shall file the Form S-4 with the SEC, in which the Joint Proxy Statement will be included as a prospectus. The Company will furnish to Parent the information required to be included in the Form S-4 with respect to the Company’s business and affairs and shall have the right to review and consult with Parent and approve the form of, and any characterizations of such information included in, the Form S-4 prior to its, or any amendment or supplement thereto, being filed with the SEC. Each of Parent and the Company shall use their reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any comments on or correspondence related to the Joint Proxy Statement or the Form S-4 from the SEC, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Company and Parent to their respective stockholders.

(b) Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the Merger and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Company Common Stock.

6.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

6.11 Employee Benefit Matters.

(a) Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries, nor shall the Parent or its Subsidiaries be obligated to maintain any current Parent or Subsidiary compensation and benefit plan, arrangement or policy.

(b) Prior to the Effective Time, the Company shall adopt resolutions and any necessary amendments providing that the Company’s health and welfare plans as set forth on the Company Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Parent or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Parent or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Parent’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(c) For purposes of vesting and determination of eligibility to participate under Parent’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), each Continuing Employee who is eligible to participate in such plans, programs or policies shall receive credit for service with the Company; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) prohibited under Parent’s compensation and benefit plans, programs or policies. Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Parent’s compensation and benefit plans, programs or policies, except for Parent’s paid time off program.

(d) The Company shall take all necessary and appropriate actions to terminate the Company’s 401(k) plan effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Upon termination of the 401(k) plan all participants will be 100% vested in their account balances. If requested in writing by Parent, the Company will also take all necessary steps to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company’s 401(k) plan. The Company shall, or shall direct the fiduciaries of the Company’s 401(k) plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company’s 401(k) plan at least five (5) business days before such document is adopted, distributed or filed, and no such document shall be adopted, distributed or filed without Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall take any and all actions as may be required to permit the Continuing Employees to roll over their account balances (excluding loans) in the Company’s 401(k) plan into Parent’s 401(k) plan.

(e) Parent agrees that each full time Company employee who is involuntarily terminated by Parent (other than for cause as determined by Parent) within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Parent, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four (4) weeks of base pay for Company employees who have one (1) full year or less of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment.

Any employee of the Company or any of its Subsidiaries who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any severance payment that may be triggered by termination of employment in connection with the Merger or the Merger alone, shall not receive the severance benefits as provided in this Section 6.11(e) but will receive the payment specified in such agreement, unless said agreements are terminated in connection with the consummation of the transactions contemplated by this Agreement.

(f) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Bank or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between the Company or any of its Subsidiaries and any of their employees, which are not terminated in connection with the consummation of the transactions contemplated by this Agreement, and all accrued and vested benefit obligations through the Effective Time which are between the Company or any of its Subsidiaries and any of their current or former directors, officers, employees or consultants.

6.12 Indemnification.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable Law, and Parent and the Surviving Bank shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person has not met the relevant standard of conduct.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend annually pursuant to this Section 6.12(c) more than two hundred percent (200%) of the annual premiums currently paid by the Company for such insurance (the “Premium Cap”) and, if Parent is unable to maintain such policy as a result of this proviso, Parent shall obtain as much comparable insurance as is available by payment of such amount; provided further, that Parent may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

6.13 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Plan of Bank Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.14 Company Stock Purchase Plan. With respect to Company’s Employee Stock Purchase Plan (the “ESPP”) the Board of Directors of Company will adopt resolutions or take other actions as may be required to (i) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of any outstanding purchase right pursuant to the ESPP, (ii) provide that no further purchase periods or purchase rights will be available under the ESPP from and following ten (10) Business Days following the date of this Agreement or in accordance with any notice periods required under the ESPP, as applicable, and (iii) terminate the ESPP (with such termination effective prior to the Effective Time).

6.15 Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.16 Corporate Governance. Effective as of the Effective Time, Parent shall (i) increase the size of its Board of Directors to fifteen (15) members, (ii) appoint two (2) current members of the Board of Directors of the Company who qualify as “independent” under the listing standards of the Nasdaq Stock Market to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, and (iii) nominate one (1) additional current member of the Board of Directors of the Company who qualifies as “independent” under the listing standards of the Nasdaq Stock Market for election at Parent’s 2020 annual meeting of stockholders to replace a retiring director or, if the Effective Time shall not have occurred prior to the mailing of the proxy statement for such meeting, immediately following Parent’s 2020 annual meeting of stockholders, appoint one (1) such member of the Board of Directors of the Company to fill a vacancy on the Parent Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified (the directors referred to in clause (ii) and (iii) above being collectively referred to as the “Company Directors”). In addition, effective as of the Effective Time, Parent shall cause Parent Bank to (i) increase the size of its Board of Directors to sixteen (16) members, and (ii) appoint each of the Company Directors to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. The Boards of Directors of Parent and Parent Bank shall take appropriate actions to permit such nominations and service under, and subject to the terms of, their respective Bylaws. Except with respect to the Company Director referenced in clause (iii) above, the Board of Directors of Parent shall take appropriate actions to cause the Company Directors to be nominated to stand for election by Parent’s stockholders at Parent’s next annual meeting of stockholders, with the Company Directors nominated to such classes as the Nominating Committee shall determine so that the number of directors in each class is as nearly equal as possible. Thereafter, Parent will apply its normal governance and nomination procedures to the re-election of incumbent directors.

ARTICLE VII

CONDITIONS TO CONSUMMATION

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) Nasdaq Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated and (ii) none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Registration Statement; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and be continuing, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Parent and Parent Bank. The obligations of Parent and Parent Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent and Parent Bank:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.3, 3.10(a), 3.21 and 3.24 (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2, and 3.4 (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officers and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Tax Opinion. Parent shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Parent, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank, the Company and others.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Parent Bank set forth in Sections 4.3, 4.11, and 4.18 (in each case after giving effect to the lead in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2, and 4.4 (in each case after giving effect to the lead in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b) Performance of Obligations. Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion of Windels Marx Lane & Mittendorf, LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank, the Company and others.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the obtainment of the Requisite Parent Vote or the Requisite Company Vote:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken or (ii) if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment thereof at which a vote on the issuance of shares of Parent Common Stock in connection with the Merger was taken; or

(c) by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either Parent or the Company, in the event that the Merger is not consummated by the first anniversary of this Agreement, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and 7.2(b) or Sections 7.3(a) and 7.3(b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company or the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.1 or 6.8 in any material respect; or

(g) By the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Parent Ratio”) shall be less than 0.80; and

(ii) (x) the Parent Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(g) the following terms shall have the meanings indicated:

“Average Closing Price” means the average closing price of Parent Common Stock as reported on The Nasdaq Stock Market, LLC for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean 10th day prior to the Closing Date, provided that if shares of the Parent Common Stock are not actually traded on The Nasdaq Stock Market, LLC on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Parent Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the Determination Date.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Parent Common Stock on The Nasdaq Stock Market, LLC (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.2 Termination Fee.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(f), the Company shall pay Parent, by wire transfer of same day funds, a fee in the amount of $17,500,000 (the “Termination Fee”) within two (2) business days of the date of termination.

(b) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i)

or pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(c) The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, then such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the non-paying party fails to pay any amount due pursuant to this Section 8.2, then the non-paying party shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was originally required to be made. The amounts payable pursuant to Sections 8.2(a) and 8.2(b) constitute liquidated damages and not a penalty and, except in the case of fraud or willful misconduct, shall be the sole remedy of the party receiving such payment in the event of termination of this Agreement on the bases specified in such sections under circumstances where the Termination Fee is payable and is paid in full.

8.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers, directors, employees, shareholders, agents or Representatives, except that (i) Sections 6.3(b), Section 8.2, this Section 8.3 and ARTICLE IX, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE IX

CERTAIN OTHER MATTERS

9.1 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, “knowledge” means, with respect to the Company and Parent or any Subsidiary, the actual knowledge of the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Credit Officer, the General Counsel or persons performing comparable functions. As used in this Agreement, (i) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement, and (iii) “business day” means any day other than a Saturday, Sunday or a day on which banks in Maryland are authorized or obligated by Law to close.

9.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 6.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

9.3 Amendment. Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of Maryland Law or the applicable state and federal banking Laws.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after receipt of the Requisite Parent Vote or the Requisite Company Vote, as the case may be, there may not be, without further approval of the stockholders of Parent or the Company, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

9.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.9.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.9 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email (with confirmation), mailed by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Parent Bank, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attention:	Aaron M. Kaslow,
Executive Vice President and General Counsel
Email:	akaslow@sandyspringbank.com

With copies, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention:	Edward G. Olifer, Esq.
Stephen F. Donahoe, Esq.
Email:	eolifer@kilpatricktownsend.com
sdonahoe@kilpatricktownsend.com

If to the Company, to:

Revere Bank

2101 Gaither Road, 6th Floor

Rockville, Maryland 20850

Attention:	Kenneth C. Cook & Andrew W. Flott
Co-Presidents and Co-Chief Executive Officers
Email:	Andrew.Flott@reverebank.com
Kenneth.Cook@reverebank.com

With copies, which shall not constitute notice, to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attention:	Robert A. Schwartz
Email:	rschwartz@windelsmarx.com

9.10 Entire Agreement. This Agreement, together with the documents and instruments referred to herein, together with the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

9.11 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.12 Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.12, which is intended to benefit each Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Sandy Spring Bancorp, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

Sandy Spring Bank

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President

Revere Bank

By:	/s/ Andrew F. Flott
Andrew F. Flott
Co-President and Co-Chief Executive Officer

By:	/s/ Kenneth C. Cook
Kenneth C. Cook
Co-President and Co-Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

FORM OF AGREEMENT AND PLAN OF BANK MERGER

This is an Agreement and Plan of Bank Merger, dated as of the [•] day of September, 2019 (the “Agreement”), by and between Revere Bank, a Maryland state-chartered bank (“Revere Bank”), and Sandy Spring Bank, a Maryland-chartered trust company and wholly-owned subsidiary of Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”). The principal banking office of Revere Bank is located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850. The principal banking office of Sandy Spring Bank is located at 17801 Georgia Avenue, Olney, Maryland 20832.

WHEREAS, the Boards of Directors of Sandy Spring and Revere Bank have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of September [•], 2019 (the “Merger Agreement”), by and among Sandy Spring, Sandy Spring Bank and Revere Bank; and

WHEREAS, not less than (a) a majority of the entire Board of Directors of Revere Bank and (b) a majority of the entire Board of Directors of Sandy Spring Bank have approved, and deem it advisable to consummate, the merger between Revere Bank and Sandy Spring Bank (the “Bank Merger”) provided for herein, in accordance with the provisions of the banking laws of the State of Maryland;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Bank Merger. Subject to the provisions of this Agreement, the Bank Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Maryland Certificate of Merger”) to be issued by the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”). The term “Bank Merger Effective Time” shall mean the date and time when the Bank Merger becomes effective, as specified on the Certificate of Merger.

1.2 Effects of the Bank Merger.

(a) At the Bank Merger Effective Time, (i) the separate existence of Revere Bank shall cease and Revere Bank shall be merged with and into Sandy Spring Bank (Sandy Spring Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Charter of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “Sandy Spring Bank,” (iv) the Bylaws of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the main office and other offices of Revere Bank established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank, (vi) the directors of Surviving Bank shall be (A) the directors of Sandy Spring Bank immediately prior to the Bank Merger Effective Time, and (B) three directors of Revere Bank appointed by Sandy Spring to the Board of Directors of Sandy Spring Bank pursuant to Section 6.16 of the Merger Agreement, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified; and (vii) the executive officers of Sandy Spring Bank immediately prior to the Bank Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

(b) At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Maryland Code Annotated, Fin. Inst. Section 3-712 and other applicable laws.

1.3 Headquarters. The principal banking office of the Surviving Bank shall be at 17801 Georgia Avenue, Olney, Maryland 20832.

1.4 Deposit Accounts. After the Bank Merger Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Bank Merger Effective Time.

ARTICLE II

CAPITAL STOCK OF THE CONSTITUENT

BANKS AND THE SURVIVING BANK

2.1 Revere Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, $5.00 par value per share, of Revere Bank (“Revere Bank Common Stock”), all shares of Revere Bank shall automatically be cancelled and retired and shall cease to exist and the holders of Revere Bank Common Stock shall be entitled to receive the consideration set forth in Section 1.5(a) of the Merger Agreement.

2.2 Sandy Spring Bank Common Stock. The shares of common stock, $10.00 par value per share, of Sandy Spring Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

2.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be five million (5,000,000) shares of common stock, par value $10.00 per share.

ARTICLE III

COVENANTS

3.1 Covenants of Sandy Spring Bank and Revere Bank. During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Sandy Spring, Sandy Spring Bank or Revere Bank in the Merger Agreement that pertain or are applicable to Sandy Spring Bank and Revere Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the following conditions:

(a) Merger Agreement Closing Conditions. The conditions to consummating the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms and conditions of Article VII of the Merger Agreement.

(b) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Sandy Spring Bank and Revere Bank pursuant to Maryland Code Annotated, Fin. Inst. Section 3-708.

(c) Regulatory Approvals. All requisite regulatory approvals and clearances of the Bank Merger, including the approval of the Commissioner, shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired.

(d) Objecting Shareholders. The disposition of any stock of the Surviving Bank that is not taken by objecting stockholders of the constituent banks shall be or has been effectuated in accordance with Maryland Code Annotated, Fin. Inst., Section 3-718, et seq.

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of Revere Bank or Sandy Spring Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of Revere Bank and Sandy Spring Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of Revere Bank, Sandy Spring Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

5.3 Amendment. This Agreement may not be amended except by an agreement in writing, expressly stating an intention to amend this Agreement, signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1 Survival. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Sandy Spring Bank or Revere Bank, respectively, at the addresses for notices to Sandy Spring Bank and Revere Bank respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

6.3 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

6.4 Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

6.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

6.6 Authorization under Maryland Law. The Surviving Bank certifies that its participation in the Bank Merger was duly authorized as required by the laws of the State of Maryland.

6.7 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

[Signature page follows]

IN WITNESS WHEREOF, Sandy Spring Bank and Revere Bank have caused this Agreement and Plan of Bank Merger to be executed by their duly authorized officers as of the date first above written.

SANDY SPRING BANK

By:
Daniel J. Schrider
President and Chief Executive Officer

ATTEST:

Aaron M. Kaslow
Secretary

REVERE BANK

By:
Andrew F. Flott
Co - President and Chief Executive Officer

By:
Kenneth C. Cook
Co - President and Chief Executive Officer

ATTEST:

Mary Pat Fleming
Secretary